Exhibit 10.4

Walgreens Boots Alliance, Inc.
2011 Cash-Based Incentive Plan

As amended and restated effective

July 1, 2016

Walgreens Boots Alliance, Inc.
2011 Cash-Based Incentive Plan

Article 1.	Establishment, Purpose, and Duration
1.1        Establishment. Walgreen Co., an Illinois corporation (hereinafter referred to as the “Walgreens”), previously established an incentive compensation plan to be known as Walgreen Co. 2011 Cash-Based Incentive Plan (hereinafter referred to as the “Plan”). This Plan permits the grant of Cash-Based Awards. This Plan became effective upon shareholder approval on January 11, 2012 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.  On December 31, 2014, a reorganization of Walgreens into a holding company structure (hereinafter referred to as the “Reorganization”) was completed.  Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots Alliance, Inc. (hereinafter referred to as the “Company”).  In connection with the Reorganization, the Plan was assumed by the Company and was amended and restated effective as of December 31, 2014, in order to reflect such assumption.  The Plan is hereby further amended and restated as set forth herein, effective as of July 1, 2016.

1.2        Objectives of This Plan. The objectives of this Plan are to optimize the profitability and growth of the Company through incentives consistent with the Company’s goals and that link and align the personal interests of Participants with an incentive for excellence in individual performance, and to promote teamwork. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3        Duration of This Plan. This Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect until terminated, modified, or amended in accordance with Section 11.1 of the Plan.

Article 2.	Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” means any entity (a) which, directly or indirectly, is controlled by, controls, or is under common control with the Company, or (b) in which the Company has a significant entity interest, in either case as determined by the Committee, and which is designated by the Committee as such for purposes of the Plan.

2.2	Not used.

2.3	“Award” means, individually or collectively, a grant to a Participant under an Award Agreement of any Cash-Based Award, subject to the terms of this Plan.

2.4
“Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7
“Cash-Based Award” means a contractual right granted to an Employee under Article 5 entitling such Participant to receive a cash payment or payments, at such times, and subject to such conditions, as are set forth in this Plan and the applicable Award Agreement.

2.8	“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant any of the following:

(a)	Any act that would constitute a material violation of the Company’s material written policies;

(b)
Willfully engaging in conduct materially and demonstrably injurious to the Company, provided, however, that no act or failure to act, on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company;

(c)
Being indicted for, or if charged with but not indicted for, being tried for (i) a crime of embezzlement or a crime involving moral turpitude, or (ii) a crime with respect to the Company involving a breach of trust or dishonesty, or (iii) in either case, a plea of guilty or no contest to such a crime;

(d)	Abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of alcohol or illegal drugs in the workplace;

(e)
Failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the Truth in Negotiations Act, or any rules and regulations issued thereunder; and

(f)	Failure to follow the lawful directives of the Company’s Chief Executive Officer, the President or the Board of Directors.

2.9	“Change of Control” means:

(a)
An acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d−3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (a) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (c) below; or

(b)
A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)
Consummation of a reorganization, merger, or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity ("Corporate Transaction"); in each case, unless immediately following such Corporate Transaction (i) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

provided, that if an Award becomes payable upon or by reference to a Change of Control, then solely for purposes of determining the time of payment of such Award the Change of Control must also be a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Code Section 409A.

2.10
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11
“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and shall be composed of not less than two Directors, each of whom is a nonemployee director (within the meaning of Rule 16b-3) and an outside director (within the meaning of Code Section 162(m)) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12	“Company” means Walgreens Boots Alliance, Inc., a Delaware corporation, and any successor thereto as provided in Article 13 herein.

2.13
“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period provided the outcome for the Performance Period is substantially uncertain, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14	“Director” means any individual who is a member of the Board of Directors of the Company.

2.15
“Disability” shall mean disability as determined by the Committee in accordance with standards and procedures similar to those under the applicable Company long-term disability plan, if any. At any time that the Company does not maintain an applicable long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected or relied upon in good faith by the Company.

2.16	“Effective Date” has the meaning set forth in Section 1.1.

2.17
“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary, including but not limited to officers, and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. A leave of absence may continue so long as the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company, a Subsidiary, or an Affiliate under an applicable statute or by contract. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute "employment" by the Company.

2.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19
“Extraordinary Items” means (a) extraordinary, unusual, nonrecurring and/or infrequently occurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.20	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.21	“Participant” means any eligible individual as set forth in Article 4 to whom an Award is granted.

2.22
“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.23
“Performance Measures” mean measures as described in Article 7 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.24	“Performance Period” means the period of time, as determined by the Committee, during which the performance goals must be met in order to determine the degree of payout with respect to an Award.

2.25	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.26	“Plan” means the Walgreens Boots Alliance, Inc. 2011 Cash-Based Incentive Plan (formerly the Walgreen Co. 2011 Cash-Based Incentive Plan).

2.27	“Plan Year” means the Company’s fiscal year, which begins September 1 and ends August 31.

2.28	“Service” means a Participant’s employment relationship with the Company, an Affiliate, or a Subsidiary.

2.29	“Share” means a share of common stock of the Company, $0.01 par value per share.

2.30	“Specified Employee” means a “specified employee” within the meaning of Code Section 409A and any specified employee identification policy or procedure of the Company.

2.31
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.32	“Termination of Employment” or “Terminates Employment” means a separation from Service of a Participant, within the meaning of Code Section 409A.

Article 3.	Administration
3.1        General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2        Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)
To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical);

(b)
To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)	To approve forms of Award Agreements for use under the Plan;

(d)	To amend the Plan or any Award Agreement as provided in the Plan;

(e)
To adopt subplans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such subplans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such subplans and/or special provisions, the provisions of the Plan shall govern; and

(f)	To authorize any person to execute on behalf of the Company any instrument required to effectuate any Award previously granted by the Committee.

3.3        Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees other than Covered Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards to be granted to such officer; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4        Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4.	Eligibility and Participation
4.1        Eligibility. Persons eligible to participate in this Plan include all officers and key Employees of the Company, or those who will become officers or key Employees, whose performance or contribution, as determined by the Committee, benefits or will benefit the Company.

4.2        Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 5.	Awards
5.1        Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine. The Committee may grant Cash-Based Awards that are payable based on the attainment of a specified performance goal (or goals), with or without additional Service requirements, as established by the Committee in its discretion.

5.2        Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. The Committee may establish a performance goal or goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of such Cash-Based Award (the “Performance-Based Compensation Award”) that will be paid out to the Participant will depend on the extent to which the performance goals are met and additional Service requirements, if any, are met.

5.3        Maximum Cash-Based Awards. The maximum aggregate amount awarded or credited under this Plan with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed ten million dollars ($10,000,000), determined as of the date of payout.

5.4        Payment of Cash-Based Awards. Payment, if any, with respect to a Cash-Based Award shall be made in cash, in accordance with the terms of the applicable Award Agreement, and as the Committee determines in accordance with Code Section 409A, to the extent applicable.

5.5        Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive payment for Cash-Based Awards, if any, following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

5.6        Compliance With Section 409A. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority, pursuant to Section 14.8, to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

5.7        Compliance With Section 162(m). The Plan shall be interpreted and construed in accordance with Section 162(m) of the Code. A Participant shall be eligible to receive payment with respect to a Performance-Based Compensation Award only to the extent that the performance goals for such Performance Period are achieved and the terms of the Award applied against such performance goals determines that all or a portion of such Participant’s Performance-Based Compensation Award has been earned for the Performance Period. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance-Based Compensation Award for the Performance Period was achieved and then the amount thereof.

Article 6.	Awards Not Assignable or Transferable
Except as expressly authorized by the Committee, during a Participant’s lifetime, his Awards shall be payable only to the Participant. Awards shall not be assignable or transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported assignment or transfer in violation of this Article 6 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of, or following, the Participant’s death may be provided.

Article 7.	Performance Measures
7.1        Performance Measures. The performance goals upon which the payment of a Performance-Based Compensation Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings, net income, or consolidated net income (before or after taxes);

(b)	Earnings per Share;

(c)	Net sales or revenue growth;

(d)	Achievement of balance sheet or income statement objectives;

(e)	Gross, pre-tax, post-tax, or net operating profit;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, discounted cash flow, cumulative cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h)	Earnings (based on either LIFO or FIFO accounting for inventories), before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross, net or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;

(m)	Costs (including cost reduction or savings);

(n)	Performance against operating budget goals;

(o)	Operating profit or efficiency;

(p)	Unit sales volume;

(q)	Market or category share;

(r)	Customer satisfaction;

(s)	Working capital targets;

(t)	Improvements in financial ratings;

(u)	Regulatory compliance;

(v)	Extent to which strategic and/or business goals are met;

(w)	Total return to shareholders equity (including both the market value of the Company’s Shares and dividends thereon); and,

(x)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated payment of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7; provided, however, that any restrictions on acceleration of payment under Code Section 409A shall be observed.

7.2        Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Performance-Based Compensation Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

7.3        Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

7.4        Committee Discretion. In the event that applicable tax, corporate, or securities laws change to permit the Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base payout on Performance Measures other than those set forth in Section 7.1.

Article 8.	Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant under this Plan, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 9.	Rights of Participants
9.1        Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or Service at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

9.2        Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10.	Change of Control
10.1      Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 10 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)
Performance Goals. Upon a Change of Control, all then-outstanding Awards with performance goals yet to be achieved shall be considered to be earned at target values, or at such value otherwise determined by the terms and conditions set forth in the applicable Award Agreement, and payable at the time set forth in the applicable Award Agreement.

(b)
Awards With Service Requirements. Upon a Participant’s involuntary termination for a reason other than Cause during the two (2) year period following a Change of Control, any Service requirement applicable to then-outstanding Awards shall be considered satisfied.

Article 11.	Amendment and Termination
11.1      Amendment and Termination of the Plan and Award Agreements.

(a)
Subject to subparagraph (b) of this Section 11.1 and Section 11.3 of the Plan, the Board may at any time terminate the Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend the Plan or an outstanding Award Agreement.

(b)
Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

11.2      Adjustment of Awards Upon the Occurrence of Certain Unusual, Nonrecurring or Infrequently Occurring Events. Subject to Section 7.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual, nonrecurring or infrequently occurring events (including, without limitation, the events described in Section 7.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 11.2 without further consideration or action.

11.3      Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 11.2, 11.4, or 14.14, and subject to Section 7.3, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

11.4      Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 11.4 to any Award granted under the Plan without further consideration or action.

Article 12.	Reporting and Withholding
The Company shall have the power and the right to report income and to deduct or withhold, or require a Participant to remit to the Company, amounts necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 13.	Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 14.	General Provisions
14.1      Forfeiture Events.

(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)
If any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company, an Affiliate, or any Subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

14.2      Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.3      Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.4      Requirements of Law. The granting of and settlement of Awards under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.5      Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees and/or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)
Establish sub-plans and modify any terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.5 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

14.6      Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

14.7      Retirement and Welfare Plans. Neither Awards made under this Plan nor cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

14.8      Deferred Compensation.

(a)
The Committee may grant Awards under the Plan that provide for the deferral of compensation within the meaning of Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income before actual payment and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)
Notwithstanding any provision of the Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform the Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 14.8(b) without further consideration or action.

14.9      Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

14.10    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

14.11    Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

14.12    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Illinois to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

14.13    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

14.14    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

14.15    Indemnification. Subject to applicable requirements of Illinois law and the Delaware General Corporation Law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.